EXHIBIT 10.18

SUMMARY OF 2005 DIRECTOR COMPENSATION

Pursuant to the determination of the Compensation Committee and effective beginning April 1, 2005, each non-employee director will receive (i) a quarterly retainer of $5,000, (ii) a fee of $1,000 for each Board meeting that the non-employee director attends and (iii) reimbursement for all expenses incurred in attending Board and committee meetings. In addition, directors who serve on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee will receive a fee of $500 for each such committee meeting attended. The Chairperson of the Audit Committee will receive a quarterly retainer of $1,750, the Chairperson of the Compensation Committee will receive a quarterly retainer of $750 and the Chairperson of Nominating and Corporate Governance Committee will receive a quarterly retainer of $500. In addition, the Lead Director will receive $500 per meeting.

In addition to the foregoing cash compensation, each non-employee director will receive, upon initial election to the Board of Directors, (i) an option for the purchase of 11,250 of the Company’s common stock at an exercise price equal to the fair market value on the date of grant and (ii) a grant of 1,563 shares of the Company’s restricted common stock at no cost to the non-employee director. Each of these grants vest in three, equal annual installments commencing on the first anniversary of the day of grant. In addition, each non-employee director will receive (i) a quarterly grant of 417 shares of the Company’s restricted common stock at no cost to the non-employee director and (ii) a fully vested option for the purchase of 3,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant. The quarterly restricted stock grants vest in three, equal annual installments commencing on the first anniversary of the date of grant.